HealthEquity Reports First Quarter Ended April 30, 2015 Financial Results
Highlights of the first quarter include:

•	Revenue of $29.9 million, an increase of 48% compared to Q1 FY15.

•	Net income of $5.0 million, an increase of 83% compared to Q1 FY15.

•	Net income per diluted share of $0.09 compared to $0.08 in Q1 FY15.

•	Adjusted EBITDA of $10.8 million, an increase of 59% compared to Q1 FY15.

•	Non-GAAP EPS of $0.10 per share compared to $0.06 in Q1 FY15.

•	HSA Members grew to 1.5 million, an increase of 46% compared to Q1 FY15.

•	Total AUM grew to $2.5 billion, a 50% increase compared to Q1 FY15.

•	Increase in FY16 guidance.

Draper, Utah – June 8, 2015 – HealthEquity, Inc. (NASDAQ: HQY), one of the largest health savings account ("HSA") non-bank custodians, today announced financial results for its first quarter ended April 30, 2015.
“In the first quarter, we saw continued success in the key metrics that drive our business with revenue, Adjusted EBITDA, HSA membership and AUM all growing greater than 45%. Over the past year, we added over 466,000 new HSA members and grew AUM by $844 million to $2.5 billion. As important as this year over year growth, these new members represent the building blocks for our long term growth. During the quarter, as our business matured, we experienced margin expansion, demonstrating the inherent leverage in our model. Our solid first quarter results, coupled with continued strength across our organization, gives us the confidence to raise our revenue and Adjusted EBITDA outlook for fiscal 2016," remarked Jon Kessler, President and CEO of HealthEquity.
First quarter financial results
For the first quarter ended April 30, 2015, HealthEquity reported revenue of $29.9 million, compared to $20.2 million for the first quarter ended April 30, 2014, an increase of 48%. Revenue consisted primarily of:

•	Account fee revenue of $14.4 million, an increase of 39% compared to Q1 FY15.

•	Custodial fee revenue of $8.4 million, an increase of 55% compared to Q1 FY15.

•	Card fee revenue of $6.8 million, an increase of 59% compared to Q1 FY15.

Net income was $5.0 million for the first quarter ended April 30, 2015, compared to $2.7 million for the first quarter ended April 30, 2014.
Net income per share attributable to diluted common share was $0.09 for the first quarter ended April 30, 2015, compared to $0.08 for the first quarter ended April 30, 2014. Non-GAAP EPS for the first quarter ended April 30, 2015 was $0.10, compared to $0.06 for the first quarter ended April 30, 2014.
Non-GAAP Adjusted EBITDA was $10.8 million for the first quarter ended April 30, 2015, an increase of 59% compared to $6.8 million for the first quarter ended April 30, 2014. Adjusted EBITDA was 36% of revenue for the first quarter ended April 30, 2015, compared to 34% for the first quarter ended April 30, 2014.
As of April 30, 2015, we had $114.9 million of cash, cash equivalents and marketable securities and no outstanding debt. This compares to $111.0 million in cash and cash equivalents and no outstanding debt as of January 31, 2015. This does not include net proceeds of approximately $23.5 million that we received from our stock offering, which closed in May 2015.

HSA Member and AUM metrics
The total number of HSAs for which we serve as a non-bank custodian ("HSA Members") as of April 30, 2015 was 1.5 million, an increase of 46% from 1.0 million as of April 30, 2014.
Total assets under management ("AUM") as of April 30, 2015 was $2.5 billion, an increase of 50% year over year, comprised of:

•	Cash AUM of $2.2 billion, an increase of 48% compared to April 30, 2014; and

•	Investment AUM of $345.8 million, an increase of 63% compared to April 30, 2014.
Investment AUM was 14% of total AUM as of April 30, 2015, compared to 12% as of April 30, 2014.
Business outlook
For the year ended January 31, 2016, we expect our revenue to be between $119.0 million and $123.0 million and our Adjusted EBITDA to be between $36.0 million and $38.0 million. We expect our non-GAAP earnings per diluted share to be between $0.28 and $0.30 per share. Our non-GAAP earnings per diluted share is based on an estimated 60 million weighted-average shares outstanding, giving effect to our recently completed stock offering, and is calculated by adding back to net income all non-cash stock compensation expense, net of tax. We expect total stock compensation expense, net of tax, for the year ended January 31, 2016 to be between $3.5 million and $4.0 million.
Conference call
HealthEquity management will host a conference call at 5:00 pm (Eastern Time) on Monday, June 8, 2015 to discuss the first quarter financial results. The conference call will be accessible by dialing 888-471-3843, or 719-325-2491 for international callers, and referencing conference ID 5639801. A live webcast of the conference call will also be available on the investor relations section of the company’s website at www.HealthEquity.com
An audio replay will be available following the conclusion of the call through July 8, 2015. The replay can be accessed by dialing 888-203-1112 in the U.S., or 719-457-0820 for international callers. The passcode for the replay is: 5639801.
Non-GAAP financial information
To supplement our financial information presented on a GAAP basis, we disclose Adjusted EBITDA, non-GAAP earnings per diluted share, non-GAAP gross profit, non-GAAP gross margin, non-GAAP income from operations, and non-GAAP operating margin, which are non-GAAP financial measures. We define Adjusted EBITDA as adjusted earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and other certain non-operating items. We define non-GAAP earnings per diluted share as net income per diluted share, calculated by adding back to net income non-cash stock-based compensation expense, net of tax. Non-GAAP gross profit is calculated by excluding from gross profit stock-based compensation expense attributable to cost of services. Non-GAAP gross margin is the ratio calculated by dividing non-GAAP gross profit by revenues. Non-GAAP income from operations is calculated by excluding stock-based compensation expense from operating income. Non-GAAP operating margin is the ratio calculated by dividing non-GAAP operating income by revenues.

These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. The company cautions investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed in the tables below.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the company’s industry, business strategy, plans, goals and expectations concerning our market position, product expansion, future operations, revenue, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the control of the company. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the continued availability of tax-advantaged consumer-directed benefits to employers and employees, the company’s ability to acquire and retain new network partners and to cross-sell its products to existing network partners and members, the company’s ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, the company’s ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, and the company’s ability to identify and execute on network partner opportunities. For a detailed discussion of these and other risk factors, please refer to the risks detailed in the company’s filings with the Securities and Exchange Commission, including, without limitation, the most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. The company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

HealthEquity, Inc. and its subsidiaries
Condensed consolidated statements of operations and comprehensive income (unaudited)

(in thousands, except per share data)	Three months ended April 30,
	2015	2014

Revenue:
Account fee revenue	$14,397	$10,388
Custodial fee revenue	8,419	5,427
Card fee revenue	6,817	4,298
Other revenue	217	118
Total revenue	29,850	20,231

Cost of services:
Account costs	8,389	6,428
Custodial costs	1,423	938
Card costs	2,102	1,405
Other costs	30	1
Total cost of services	11,944	8,772

Gross profit	17,906	11,459

Operating expenses:
Sales and marketing	2,833	2,233
Technology and development	3,524	2,186
General and administrative	3,158	1,143
Amortization of acquired intangible assets	409	409
Total operating expenses	9,924	5,971

Income from operations	7,982	5,488

Other expense:
Loss on revaluation of redeemable convertible preferred stock derivative	—	(735)
Other expense, net	(105)	(92)

Total other expense	(105)	(827)

Income before income taxes	7,877	4,661

Income tax provision	2,900	1,943

Net income	$4,977	$2,718

Net income attributable to common stockholders:
Basic	$4,977	$3,849
Diluted	$4,977	$3,453

Net income per share attributable to common stockholders:
Basic	$0.09	$0.52
Diluted	$0.09	$0.08

Weighted-average number of shares used in computing net income per share attributable to common stockholders:

Basic	55,063	7,367
Diluted	57,770	43,736

Comprehensive income:
Net income	$4,977	$2,718
Other comprehensive loss:
Unrealized loss on available-for-sale marketable securities, net of tax	(22)	—

Comprehensive income	$4,955	$2,718

Stock-based compensation expense
Total stock-based compensation expense included in the condensed consolidated statements of operations and comprehensive income is as follows:

	Three months ended April 30,
(in thousands)	2015	2014
Cost of services	$228	$19
Sales and marketing	228	2
Technology and development	150	32
General and administrative	488	12
Total stock-based compensation expense	$1,094	$65
The following table presents components of our condensed consolidated statements of operations and comprehensive income, adjusted for stock compensation expense:

	Three months ended April 30,
(in thousands, except for percentages)	2015	2014

Reconciliation of gross profit to non-GAAP gross profit:
Gross profit	$17,906	$11,459
Excluding: Stock-based compensation expense attributable to cost of services	228	19
Non-GAAP gross profit	$18,134	$11,478

Reconciliation of gross margin to non-GAAP gross margin:
GAAP gross margin	60%	57%
Excluding: Stock-based compensation expense attributable to cost of services	1%	—%
Non-GAAP gross margin	61%	57%

Reconciliation of income from operations to non-GAAP income from operations:
Income from operations	$7,982	$5,488
Excluding: Stock-based compensation expense	1,094	65
Non-GAAP income from operations	$9,076	$5,553

Reconciliation of operating margin to non-GAAP operating margin:
GAAP operating margin	27%	27%
Excluding: Stock-based compensation expense	3%	—%
Non-GAAP operating margin	30%	27%

Net income reconciliation to Adjusted EBITDA

	Three months ended April 30,
(in thousands)	2015	2014
Net income	$4,977	$2,718
Income tax provision	2,900	1,943
Depreciation and amortization	1,341	842
Amortization of acquired intangible assets	409	409
Loss on revaluation of redeemable convertible preferred stock derivative liability	—	735
Stock-based compensation expense	1,094	65
Other (1)	103	92
Total adjustments	$5,847	$4,086
Adjusted EBITDA	$10,824	$6,804

(1)	For the three months ended April 30, 2015 and 2014, Other consisted of interest income of $(76) and $0, miscellaneous taxes of $90 and $92, and acquisition-related costs of $89 and $0, respectively.

HSA Members

	April 30, 2015	April 30, 2014	% Change	January 31, 2015
HSA Members	1,474,327	1,008,083	46%	1,426,785
Average HSA Members - Year-to-date	1,459,578	992,225	47%	1,087,962
Average HSA Members - Quarter-to-date	1,459,578	992,225	47%	1,230,256
Assets under management (AUM)

(in thousands, except percentages)	April 30, 2015	April 30, 2014	% Change	January 31, 2015
Cash AUM	$2,198,800	$1,488,543	48%	$2,075,741
Investment AUM	345,790	212,041	63%	286,526
Total AUM	$2,544,590	$1,700,584	50%	$2,362,267
Average daily cash AUM - Year-to-date	$2,139,644	$1,459,478	47%	$1,553,845
Average daily cash AUM - Quarter-to-date	$2,139,644	$1,459,478	47%	$1,698,402
Net income per diluted share reconciliation to non-GAAP earnings per diluted share

	Three months ended April 30,
(in thousands, except per share data)	2015	2014
Net income attributable to common stockholders for diluted earnings per share	$4,977	$3,453
GAAP adjustments for participating securities (1)	—	(735)
Net income	$4,977	$2,718
Stock compensation expense, net of tax (2)	690	38
Adjusted net income	$5,667	$2,756

GAAP diluted weighted-average number of shares used in computing non-GAAP earnings per diluted share:	57,770	43,736

Non-GAAP earnings per diluted share	$0.10	$0.06

(1)	The net impact of adjustments required for participating securities in conformity with the two-class method as prescribed by GAAP.

(2)	The company used an effective tax rate of 36.8% and 41.7% for the three months ended April 30, 2015 and 2014, respectively, to calculate the net impact of non-cash stock-based compensation expense.